Exhibit 99.1

TALX REACHES AGREEMENT WITH SEC

     ST. LOUIS, MO (March 3, 2005) – TALX Corporation (NASDAQ: TALX) announced today that the Securities and Exchange Commission (SEC) has accepted the previously announced offer of settlement submitted by TALX to resolve the SEC’s investigation into its accounting for certain items. All financial statements in question have been previously restated to address the issues raised by the SEC. TALX agreed, without admitting or denying any liability, not to violate certain provisions of the Federal securities laws in the future. TALX also agreed to pay one dollar in disgorgement and $2.5 million in civil penalties. These amounts were paid into escrow by TALX in December 2004 and had been previously reflected in the company’s financial statements.

     The SEC also accepted the offer of settlement submitted by William W. Canfield, TALX’s president and chief executive officer, to resolve charges stemming from the same accounting issues. Canfield agreed, without admitting or denying any liability, not to violate certain provisions of the Federal securities laws in the future. He also agreed to pay $859,999 in disgorgement and $100,000 in civil penalties. The settlements are subject to final approval of the U.S. District Court for the Eastern District of Missouri.

     TALX Corporation is a leading provider of payroll-related and human resources services. Based in St. Louis, Missouri, TALX holds a leadership position in two key services — automated employment and income verification services via The Work Number® and unemployment cost and tax management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, I-9 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.